Exhibit 99.1

Golden Minerals Company Announces New Chief Financial Officer

GOLDEN, CO - /BUSINESS WIRE/ - May 28, 2025 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (OTCQB: AUMN and TSX: AUMN) is pleased to announce that Mr. Anil Jiwani has been named Chief Financial Officer (“CFO”) of the Company effective June 1, 2025. Mr. Jiwani succeeds Mr. Joe Dwyer, who will resign from his position as the Company’s Chief Financial Officer effective May 31, 2025, as previously announced. The Company thanks Mr. Dwyer for his contributions and dedicated service and wishes him well in his future endeavors.

Anil Jiwani joins Golden Minerals with nearly 20 years of experience in accounting, financial and strategic management, and corporate governance. Mr. Jiwani also serves as the Chief Operating Officer, Director and a principal shareholder of Avisar Everyday Solutions Ltd., which provides accounting services and solutions for publicly traded companies. The Company has outsourced certain aspects of its accounting functions to Avisar, and Mr. Jiwani will be providing his services as CFO through its agreement with Avisar. He also currently serves as the CFO of Perseverance Metals Inc., and as a Director and CFO of Inomin Mines Inc., both publicly listed companies in the mining and exploration sector.

Previously, Mr. Jiwani served as CFO of several companies where he directed financial operations, supported complex transactions such as reverse takeovers, and enhanced compliance across international jurisdictions. He has been at Avisar as Chief Operating Officer since 2019 and previously was a Senior Manager at Avisar. He previously was a Manager in the Audit and Assurance Group at PwC LLP in Vancouver, Canada.

Mr. Jiwani is a Chartered Professional Accountant in Canada and holds a bachelor’s degree in accounting and information technology from the University of Texas at Dallas.

Mr. Jeffrey Clevenger, Chairman of the Board of Golden Minerals, stated, “We are pleased to welcome Anil Jiwani as Chief Financial Officer, bringing valuable expertise to the team. We are taking this opportunity to outsource our financial functions with a proven firm that will provide us with high quality financial support while significantly reducing our costs.”

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For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

1312 17th Street – Unit 2136 – Denver, Colorado 80202 – Telephone (303) 839-5060